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                                                                      EXHIBIT 11


                               CELADON GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS

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                                                                                 FOR THE THREE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                ----------------------------
                                                                                  1996                 1995
                                                                                  ----                 ----
PRIMARY:

     Weighted average shares issued...............................            7,750,580              7,948,819
     Weighted average shares in treasury..........................             (110,858)                  ---
     Dilutive effect of options and warrants using the average
       market price under the treasury stock method...............                3,719                 88,556
                                                                              ---------             ----------
     Shares used to compute primary earnings per share............            7,643,441              8,037,375
                                                                              =========              =========

Net income attributable to common stockholders....................             $890,396               $616,409
                                                                               ========               ========

Net income per common share.......................................                $0.12                  $0.08
                                                                                  =====                  =====

FULLY DILUTED:

     Shares used to compute primary earnings per share............            7,643,441              8,037,375
     Incremental dilutive effect of options and warrants
       using the period end price under the treasury
       stock method...............................................               10,867                   ---
                                                                              ---------             ----------
     Shares used to compute fully diluted earnings per share                  7,654,308              8,037,375
                                                                              =========             ==========

Net income attributable to common stockholders....................             $890,396               $616,409
                                                                               ========               ========

Net income per common share.......................................                $0.12                  $0.08
                                                                                  =====                  =====
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                                       18


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